ACCOUNTANTS' CONSENT



The Board of Directors
Buckhead America Corporation:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Buckhead America Corporation of our report dated February 27, 1998, with respect to the consolidated balance sheets of Buckhead America Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, which report appears in the December 31, 1997 Annual Report on Form 10-KSB of Buckhead America Corporation.


                                           /s/ KPMG Peat Marwick LLP
                                           KPMG PEAT MARWICK LLP




Atlanta, Georgia
June 29, 1998


554505.1